   JOINT FILER INFORMATION

NAME:         Frost Gamma Investments Trust

ADDRESS:        4400 Biscayne Blvd
         Miami, FL 33137

Designated Filer:       Phillip Frost, M.D.

Issuer and Ticker Symbol:    Opko Health, Inc. (OPK)

Date of Event Requiring
Statement:        October 11, 2007

FROST GAMMA INVESTMENTS TRUST

 by:      /s/ Phillip Frost MD
          Phillip Frost, M.D., Trustee